EXHIBIT 99.1

DS Healthcare Group Announces Private Placement of $2,420,000 Million Dollars

Pompano Beach, Fla., December 25, 2013 – DS Healthcare Group, Inc. (Nasdaq: DSKX), a developer of personal care products, today announced that it entered and consummated a securities purchase agreement with an accredited investor for the sale of 1,512,500 shares of the Company’s common stock, with gross proceeds of $2,420,0000. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as the placement agent in connection with the offering.

The securities purchase agreement contains customary representations and warranties and covenants of the Company. The Company intends to use the net proceeds from the sale of the shares for working capital purposes.

The shares were offered and sold solely to accredited investors on a private placement basis. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

“The relationship with this accredited investor who funded this transaction through Ladenburg Thalmann & Co Inc. goes beyond capital needs. We are pleased to have such an experienced group join forces with us that also has many resources to support the company in the execution of its business model in 2014 and beyond,” stated DS Healthcare President and CEO Daniel Khesin.

About DS Healthcare Group

DS Healthcare Group Inc. is a leader in the development and distribution of topical therapies for personal care products, including treatments for hair loss. Its products are sold through a network of independent distributors, salons, pharmacies, online retailers, specialty retailers, and select department stores.

Safe Harbor Statement

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the Company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

Laurel Moody

Corporate Profile

1.646.810.0608